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PROTECTIVE LIFE INSURANCE COMPANY P.O. BOX 10648 BIRMINGHAM, ALABAMA  35202-0648
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                          WAIVER OF SURRENDER CHARGES
                    FOR EARLY WITHDRAWAL OF ANNUITY PROCEEDS

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of your Contract as of its Effective
Date:

WAIVER OF SURRENDER CHARGES UPON TERMINAL ILLNESS OR CONFINEMENT - We will waive any applicable surrender charge if,

         (1) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant; or,

         (2) you enter, for a period of at least ninety (90) days, a facility which is both
                  (a) licensed by the state; and,
                  (b) qualified as a skilled nursing home facility under
                      Medicare or Medicaid.

A "terminal illness" is a disability that means you are diagnosed as having a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in your death in less than 12 months. You must submit written proof satisfactory to us of the diagnosis of a terminal illness. A "physician" is a person licensed in the United States to practice the healing arts acting within the scope of his or her license in treating an injury or illness. We reserve the right to require an examination by a physician of our choice at our expense. In the event of conflicting medical opinions between our physician and your own, the opinion of our physician will prevail.

When the request for Waiver of Surrender Charges is based on nursing home confinement, we require written proof that the facility is licensed by the state, qualifies as a skilled nursing home facility under Medicare or Medicaid, and that the Owner has been admitted to the facility for at least 90 days prior to the request for the waiver. Certification to these facts from the nursing home facility constitutes due proof.

Once the waiver of surrender charges has been granted no surrender charges will apply to the Contract in the future and we will not accept additional Purchase Payments.

If any Owner is not an individual, the Waiver of Surrender Charge provisions will apply to the Annuitant.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

   /s/ Deborah J. Long

     Deborah J. Long
        Secretary